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                                                                     EXHIBIT 5.1

                                  [LETTERHEAD]

                                 April 24, 2002

Tech Data Corporation
5350 Tech Data Drive
Clearwater, Florida 38760

Ladies and Gentlemen:

         We have acted as special securities counsel to Tech Data Corporation, a Florida corporation (the "Company"), in connection with the Company's registration of $290,000,000 aggregate principal amount of the Company's 2% Convertible Subordinated Debentures due 2021 (the "Debentures") and the shares of Common Stock, $0.0015 par value, of the Company issuable upon conversion of the Debentures (the "Shares") on a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on or about January 16, 2002. The Debentures were issued pursuant to the Indenture (the "Indenture") dated as of December 10, 2001, between the Company and Bank One Trust Company, N.A., as trustee (the "Trustee"). The Debentures and the Shares are to be offered and sold by certain security holders of the Company.

         In such capacity, we have examined: (i) the Indenture; (ii) the Registration Statement; (iii) the Company's Articles of Incorporation and By-laws; (iv) the Registration Agreement dated as of December 10, 2001, between the Company and Salomon Smith Barney Inc., as representative of the initial purchasers; (v) certain resolutions of the Company's Board of Directors; (vi) and such other records and documents as we deemed necessary or advisable for purposes of this opinion.

         In rendering an opinion on the matters set forth below, we have assumed: (i) the due authorization, execution and delivery of the Indenture by the Trustee and the enforceability of the Indenture against the Trustee; (ii) the conformity of the Debentures to the executed and authenticated Debentures originally delivered to the Trustee; and (iii) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, telecopied or photostatic copies or as exhibits.

         Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

         1. The Debentures have been duly authorized and are valid and binding obligations of the Company, enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally, and equitable principles, whether raised in an action at law or in equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other

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Tech Data Corporation
April 24, 2002
Page 2

things, may not allow the Trustee to take action based upon the occurrence of a default deemed immaterial, and we assume that the Trustee will at all times act in good faith, in a commercially reasonable manner and in compliance with all laws and regulations.

         2. The Shares, upon issuance pursuant to conversion of the Debentures as provided in the Indenture, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus under the caption "Legal Matters" with respect to the matters stated therein. In giving such consent, we do not admit that we are in the category of persons whom consent is required under Section 7 of the Act.



                                       Very truly yours,

                                       /s/ Schifino & Fleischer, P.A.

                                       SCHIFINO & FLEISCHER, P.A.